UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2014

Libbey Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 325-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On March 12, 2014, Libbey Inc. (the “Company”) issued a press release announcing that its wholly-owned subsidiary, Libbey Glass Inc. (“Libbey Glass”), commenced a tender offer and consent solicitation for up to $360.0 million of its outstanding $405.0 million aggregate principal amount of 6.875% Senior Secured Notes due 2020 (the “Notes”). The tender offer is contingent upon the satisfaction of certain conditions including (a) the consummation of a new debt financing on terms and conditions satisfactory to the Company, (b) the amending of, or the receipt of any required consents under, the existing amended and restated credit agreement, and (c) other customary conditions as set forth in the Offer to Purchase and Consent Solicitation Statement. A copy of the Company’s press release is furnished pursuant to Item 7.01 as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this report shall not constitute an offer to sell or a solicitation of an offer to purchase any Notes.

This information is furnished pursuant to Item 7.01 of this Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless the Company specifically incorporates it by reference in a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. By filing this Current Report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Item 9.01.	Financial Statements and Exhibits.

Exhibit

99.1	Press Release dated March 12, 2014, announcing the tender offer and consent solicitation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2014	LIBBEY INC.
Registrant

	By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel & Secretary

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	Press Release dated March 12, 2014, announcing the tender offer and consent solicitation.